EXHIBIT 10.4

FIRST AMENDMENT TO LEASE
 (EXPANSION)
This First Amendment to Lease (the "Agreement") is entered into as of June 10, 2013, by and between HAMILTON MARIN, LLC, a California limited liability company ("Landlord"), and RAPTOR PHARMACEUTICAL CORP., a Delaware corporation ("Tenant"), with respect to the following facts and circumstances:
A.            Landlord and Tenant are parties to that certain Office Lease dated April 18, 2013 (the "Original Lease") of certain premises within the building commonly known as 7 Hamilton Landing, Novato, California 94949, and more particularly described in the Original Lease.  Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.  The Original Lease as amended by this Agreement shall be referred to herein as the "Lease".
B.            Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.
IT IS, THEREFORE, agreed as follows:
1.            As used in this Agreement and the Lease, the following terms have the following meanings:

"Expansion Space" means a portion of the building known as 5 Hamilton Landing, Novato, California 94949 ("Hanger 5"), containing approximately 1,870 rentable square feet of area, and more particularly shown on Exhibit "A‑2" attached hereto.
"Expansion Space Commencement Date" shall mean the date Landlord Substantially Completes the Expansion Space Improvements (as defined in the Tenant Work Letter attached hereto as Exhibit "D-1") and delivers possession of the Expansion Space to Tenant.
2.            Effective on the Expansion Space Commencement Date, the Temporary Space shall be expanded to include the Expansion Space.  Accordingly, effective on the Expansion Space Commencement Date, Landlord leases the Expansion Space to Tenant and Tenant leases the Expansion Space from Landlord, and the following terms of the Original Lease are amended as follows:

2.1            The Expansion Space is added to the Temporary Space such that the Temporary Space shall be comprised of the space shown on Exhibit "A-1" of the Original Lease and the Expansion Space, and Exhibit "A-2" attached hereto is hereby added to Exhibit "A-1" to the Original Lease.  If Landlord fails to Substantially Complete the Expansion Space Improvements and deliver the Expansion Space to Tenant on or before the Outside Completion Date (as defined below), then Tenant shall have the right to terminate the Lease solely as to the Expansion Space, by written notice to Landlord in which case, (i) this Agreement shall be null and void and (ii) Landlord shall reimburse Tenant for (a) the $30,000 payment required under Section 4.3.1 of the Tenant Work Letter attached hereto as Exhibit

"D-1" and (b) any prepaid rent for the Expansion Space; provided further, however, that if such written notice of Tenant is not received by Landlord prior to the date of Substantial Completion of the Expansion Space Improvements (and delivery of possession of the Expansion Space to Tenant), Tenant's right to cancel this Agreement hereunder shall terminate and be of no further force or effect.  The term "Outside Completion Date" initially means the date that is 60 days after the full execution and delivery of this Agreement, but shall be extended by one day for every one day in delay in Substantial Completion of the Expansion Space Improvements caused by (i) Tenant Delays (as defined in Exhibit D-1) and/or (ii) any other one or more Force Majeure events.  Tenant shall have no obligation to remove or restore the Expansion Space Improvements upon the expiration or earlier termination of Tenant's leasing of the Expansion Space.

2.2            Commencing on the Expansion Space Commencement Date, Tenant agrees to pay Landlord a Base Rent for the Expansion Space in the amount of $1,870.00 per month. Base Rent for the Expansion Space shall be prorated for any partial month.  The monthly Base Rent for the first month after the Expansion Space Commencement Date shall be payable on or before the Expansion Space Commencement Date.  The monthly Base Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease.

2.3            The Term with respect to the Expansion Space shall be coterminous with the Temporary Space Term under the Original Lease.

2.4            Tenant shall use the Expansion Space for general office and laboratory use (including administration, marketing, research and related office uses) only.

2.5            The following new Section 22.7 is hereby added to the Original Lease.

"22.7            Notwithstanding the provisions of Article 5 of the Original Lease to the contrary, prior to the Expansion Space Commencement Date, Landlord shall cause the electrical service to plugs in the Expansion Space (collectively, the "Expansion Space Metered Areas") to be separately metered at Landlord's cost and expense.  The separately metered plugs in the Expansion Space Metered Areas are collectively referred to herein as the "Expansion Space Metered System."  Tenant shall be charged for electricity usage of the Expansion Space Metered System during each billing period used by the utility supplying electricity to Hanger 5 in accordance with the following formula:  The amount payable by Tenant shall equal the amount by which (a) the product of (i) the amount charged by the applicable utility per kilowatt hour for the applicable billing period for electricity, multiplied by (ii) the actual kilowatt hours used through the Expansion Space Metered System for the applicable billing period, exceeds (B) the product of (x) the Expansion Space Billing Period PSF Allowance (as defined below) multiplied by (y) 1,870 (such number being the rentable square footage of the Expansion Space Plug Metered Areas).  As used in this Section 22.7, the term "Expansion Space Billing Period PSF Allowance" means an amount equal to $1.80, divided by 365 and multiplied by the number of days in the applicable billing period.  Payment of the amounts due for electricity usage of the Expansion Space Metered System shall be due within thirty (30) days after Tenants receipt of written notice of the amount due from Landlord accompanied by a calculation describing the basis for such amount payable by Tenant."

3.            Tenant shall accept the Expansion Space in its "AS IS" condition.  Other than the installation of the Expansion Space Metered System, Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Expansion Space Commencement Date; provided that Landlord agrees to deliver the Expansion Space with the roof, HVAC system, electrical, plumbing and lighting in good working condition and to improve the Expansion Space at Tenant's sole cost as provided in "Exhibit D‑1" attached hereto.  The taking of possession of the Expansion Space by Tenant shall be conclusive evidence that the Expansion Space and Hangar 5 were in good and satisfactory condition at the time possession was taken by Tenant.  Neither Landlord nor Landlord's agents have made any representations or promises with respect to the condition of Hangar 5, the Expansion Space, the land upon which Hangar 5 is constructed, the present or future suitability or fitness of the Expansion Space or Hangar 5 for the conduct of Tenant's particular business, or any other matter or thing affecting or related to Hangar 5 or the Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the Original Lease and this Agreement.  Any improvements or personal property located in the Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose.  Tenant shall deliver to Landlord any modifications to Tenant's insurance required under the Original Lease to reflect the addition of the Expansion Space and Tenant's entry into the Expansion Space prior to the delivery of possession to Tenant.

4.            Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cornish & Carey Commercial Newmark Knight Frank ("Landlord's Broker") and Cornish & Carey Commercial Newmark Knight Frank ("Tenant's Broker").  Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker, agent, finder or similar person other than Landlord's Broker  and Tenant's Broker.  The commission with respect to this Agreement shall be paid to Landlord's Broker by Landlord pursuant to a separate agreement.  Landlord's Broker will pay Tenant's Broker a commission pursuant to a separate agreement.  Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord's Broker.

5.            Time is of the essence of this Agreement and the provisions contained herein.

6.            As additional consideration for this Agreement, Tenant hereby certifies that:

(a)	The Original Lease (as amended hereby) is in full force and effect.

(b)	To Tenant's actual knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
(c)	There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.
(d)	All of the representations and warranties of Tenant in the Original Lease are hereby remade.
7.            Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect.  For the avoidance of doubt, Section 20.22(e) of the Original Lease shall apply to the Expansion Space (and Tenant shall deliver a decommissioning report as described in Section 20.22(e) of the Original Lease for the Expansion Space prior to the expiration of the Temporary Space Term).  This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.  This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Expansion Space, or any similar economic incentives that may have been provided to Tenant for the Premises in connection with entering into the Original Lease, unless specifically set forth in this Agreement.  Section 20.35 of the Original Lease shall apply to the Original Lease (as amended by this Agreement).  In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control.  Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

8.            Effective as of the date hereof, all references to the "Lease" shall refer to the Original Lease, as amended by this Agreement.

9.            Landlord and Tenant hereby certify that the representations and warranties in Section 20.33 of the Original Lease are true and correct as of the date of this Agreement.

10.            To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975(c) of the Internal Revenue Code, Tenant hereby certifies that the representations and warranties in Section 20.34 of the Original Lease are true and correct as of the date of this Agreement.

[SIGNATURES ON NEXT PAGE]

SMRH:408558713.5

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.
Landlord:
HAMILTON MARIN, LLC,
 a California limited liability company
By:              Barker Pacific Group, Inc., a Delaware
                       corporation, Its Authorized Signatory

            By:  /s/ Michael D. Barker
                    Michael D. Barker,
                      Managing Director

Tenant:
RAPTOR PHARMACEUTICAL CORP.,
a Delaware corporation

By:  /s/ Georgia Erbez
Print Name:  Georgia Erbez
Its:  CFO

SMRH:408558713.5

EXHIBIT A-2
EXPANSION SPACE

(See Attached.)

SMRH:408558713.5	Schedule A-2

EXHIBIT D-1

TENANT WORK LETTER
This Tenant Work Letter ("Tenant Work Letter") is attached to and made a part of that certain First Amendment to Lease dated June 10, 2013 (the "Amendment") between HAMILTON MARIN, LLC, a California limited liability company ("Landlord"), and RAPTOR PHARMACEUTICAL CORP., a Delaware corporation ("Tenant"), which amends a lease (the "Original Lease") between Landlord and Tenant (the Original Lease as amended by the Amendment, the "Lease") more particularly described in the Amendment.  Any capitalized term used and not otherwise defined in this Tenant Work Letter has the meaning given such term in the Amendment (or, if not defined in the Amendment, the meaning given such term in the Original Lease).  If the same term is used in the Lease and in this Tenant Work Letter and is defined in this Tenant Work Letter, the definition in this Tenant Work Letter shall apply in lieu of the definition in the Lease.
SECTION 1

BASE, SHELL AND CORE
Landlord has previously constructed the base, shell, and core (i) of the Expansion Space and (ii) of the floor(s) of Hanger 5 on which the Expansion Space is located (collectively, the "Base, Shell, and Core").  Landlord shall install in the Expansion Space certain "Expansion Space Improvements" (as defined below) pursuant to the provisions of this Tenant Work Letter.  Except for the Expansion Space Improvement work described in this Tenant Work Letter and the Expansion Space Metered System, Landlord shall not be obligated to make for any alterations or improvements to the Expansion Space, Hanger 5 or the Project.
SECTION 2

TENANT IMPROVEMENTS
2.1            Expansion Space Improvement Costs.  Tenant shall be solely responsible for the payment of the cost of the Expansion Space Improvements and Landlord shall have no obligation to pay any of those costs.

2.2            Building Standard Components.  Landlord will use Building standard components matching the existing improvements in the Expansion Space in the construction of the Expansion Space Improvements in the Expansion Space.

SECTION 3

CONSTRUCTION DRAWINGS
3.1            Selection of Architect/Construction Drawings.  Landlord shall retain an architect/space planner (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1.  Landlord shall retain Landlord's engineering consultants (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Space.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings."  Notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by its Architect, Engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's Architect, Engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2            Approved Drawings.  Landlord and Tenant have approved the plans attached as, or described in, Schedule 1 to this Exhibit D-1 (the "Approved Working Drawings").  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord not to be unreasonably withheld, conditioned or delayed, provided that Landlord may withhold its consent in its sole discretion, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Expansion Space.
SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1            Contractor.  A reputable, licensed contractor, under the supervision of and selected by Landlord, shall construct the Expansion Space Improvements (the "Contractor").

4.2            Cost Proposal.  Attached hereto as Schedule 2 is a budget for the Expansion Space Improvements (the "Budget").  Landlord and Tenant hereby approve the Budget.

4.3            Construction of Expansion Space Improvements by Landlord's Contractor under the Supervision of Landlord.

4.3.1            Tenant's Payment of the Cost of the Expansion Space Improvements. On the execution and delivery of the Amendment, Tenant shall deliver to Landlord in cash $30,000, which represents approximately 50% of the estimated cost of the Expansion Space Improvements.  Following completion of the Expansion Space Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Expansion Space Improvements, and within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount by which the final costs of the Expansion Space Improvements exceed the initial deposit made by Tenant pursuant to this Section 4.3.1.

4.3.2            Landlord Supervision.  After Landlord selects the Contractor, Landlord shall independently retain Contractor to construct the Expansion Space Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord's Supervision Fee") to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to costs of the Expansion Space Improvements.

4.3.3            Contractor's Warranties and Guaranties.  Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Expansion Space Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and by Tenant.  Landlord agrees to use commercially reasonable efforts to cause the responsible contractor to remedy any construction defects during the first six (6) months after Substantial Completion of the Expansion Space Improvements.

SECTION 5

SUBSTANTIAL COMPLETION;

EXPANSION SPACE COMMENCEMENT DATE
5.1            Substantial Completion.  For purposes of this Lease, including for purposes of determining the Commencement Date, "Substantial Completion" of the Expansion Space shall occur on the date on which all of the following are satisfied: (i) the completion of construction of the Expansion Space Improvements in the Expansion Space pursuant to the Approved Working Drawings, with the exception of any punch list items ("Punch-List Items") and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, (ii) the roof, HVAC system, electrical, plumbing and lighting are in good working condition and (iii) Tenant is legally permitted to occupy the Expansion Space.  Landlord shall use commercially reasonable efforts to cause all Punch-List Items to be completed within thirty (30) days after Substantial Completion.

5.2            Tenant Delays.  If there shall be a delay or there are delays in the Substantial Completion of the Expansion Space as a direct, indirect, partial, or total result of any of the following (collectively, "Tenant Delays"):
5.2.1            Tenant's failure to timely approve the Working Drawings or any other matter requiring Tenant's approval;
5.2.2            a breach by Tenant of the terms of this Tenant Work Letter or the Lease;
5.2.3            Tenant's request for changes in any of the Construction Drawings;
5.2.4            Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the estimated date of Substantial Completion of the Expansion Space;

5.2.5            changes to the Base, Shell and Core, structural components or structural components or systems of Hanger 5 requested by Tenant; or
5.2.6            any other acts or omissions of Tenant, or its agents, or employees.
then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of Substantial Completion, the Expansion Space Commencement Date shall be deemed to be the date the Expansion Space Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred. Notwithstanding the foregoing to the contrary, no Tenant Delay shall be deemed to have occurred unless (A) Landlord has delivered to Tenant written notice (the "Tenant Delay Notice") specifying in reasonable detail the actions, inactions or circumstances Landlord claims constitute such applicable Tenant Delay, and (B) Tenant fails to cure such action, inaction or circumstance within one business day after Tenant's receipt of the Tenant Delay Notice.
SECTION 6

MISCELLANEOUS
6.1            Tenant's Representative.  Tenant has designated Georgia Erbez and Virginia Keller as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.  Tenant may change Tenant's representative set forth in this Section 5.2 upon written notice to Landlord.

6.2            Landlord's Representative.  Landlord has designated Jonathan Matsoukis as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3            Time of the Essence in This Expansion Space Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.  Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Amendment.

6.4            Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant under the Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Expansion Space and remains after the expiration of applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to suspend the construction of the Expansion Space (in which case, Tenant shall be responsible for any delay in the

Substantial Completion of the Expansion Space caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Space caused by such inaction by Landlord).

6.5            Tenant's Entry Into the Expansion Space Prior to Substantial Completion.  Subject to the terms hereof and provided that Tenant and its agents do not interfere with Contractor's work in Hanger 5 and the Expansion Space, at Landlord's reasonable discretion, Contractor shall allow Tenant access to the Expansion Space prior to the Substantial Completion of the Expansion Space for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Expansion Space.  Prior to Tenant's entry into the Expansion Space as permitted by the terms of this Section 6.5, Tenant shall submit a schedule to Landlord and Contractor, for their approval not to be unreasonably withheld, conditioned or delayed, which schedule shall detail the timing and purpose of Tenant's entry.  In connection with any such entry, Tenant acknowledges and agrees that Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, unreasonably interfere with Landlord or Landlord's Contractor, agents or representatives in performing work in Hanger 5 and the Expansion Space, or unreasonably interfere with the general operation of Hanger 5 and/or the Project.  If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or unreasonable interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant's entry rights upon twenty-four (24) hours' prior written notice to Tenant.  Tenant acknowledges and agrees that any such entry into and occupancy of the Expansion Space or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Expansion Space Commencement Date).  Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant's work made in or about the Expansion Space in connection with such entry or to any property placed therein prior to the Expansion Space Commencement Date, the same being at Tenant's sole risk and liability, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Party.  Tenant shall be liable to Landlord for any damage to any portion of the Expansion Space, including the Expansion Space Improvements, caused by Tenant or any of Tenant's employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees.  In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Expansion Space or Project and against injury to any persons caused by Tenant's actions pursuant to this Section 6.5, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Party.

SMRH:408558713.5

SCHEDULE 1 TO
 EXHIBIT D-1

APPROVED WORKING
DRAWINGS

SMRH:408558713.5	Schedule 1 to Exhibit D-1

SCHEDULE 1 to EXHIBIT D-1

23'-10 9/16"
14'-0"
SHOWER
E PANEL
14'-5 1/2"
29'-3 5/8"
9'-11 1/2"
9'-0 1/16"
9'-11 15/16"
23'-10 7/16"
22'-3 3/16"
Second Expansion Space
Suite 120

HILL

Page 1 of 1

Five Hamilton Landing
Suite 120 Partial
Novato, California 94949

Date:	May 07, 2013
Scale:	1/8"=1'-0"
Drawn by:	C.Hill

SCHEDULE 2 TO
 EXHIBIT D-1

APPROVED BUDGET
(See Attached)

SMRH:408558713.5	Schedule 2 to Exhibit D-1

DEVCON

RAPTOR ADDED SPACE

JOB #:
SITE: HANGAR 5 FIRST FLOOR - REVISED
AREA: 1,870
DATE: MAY 17, 2013

SCHEDULE 2 to Exhibit D1
TENANT COST

DESCRIPTION

1 SUPERVISION & LAYOUT

Project based on a 3 weeks added to the existing schedule. Includes Part Time Superintendent.
Project Manager and Administrative Assistant are covered in fee.

2 TEMPORARY FACILITIES

N/A

3 CLEAN-UP

Final Clean Only

4 DEMO/METAL STUDS & DRYWALL/TAPING/CEILINGS/DOORS

Install carpet mask prior to work, remove and salvage 2 door assemblies, remove and salvage ceiling tiles, cut back grid as needed and remove thru trid wall. Remove lower wall section and install a header at same height as door at shower enclosure. Demo and modify wall section for new double door assembly. Tape and finish new drywall to a level 4. Patch and repair acoustical ceiling to match existing. Install 1 new single leaf door assembly. Lockset to be salvaged from demolition.

5 CARPET & RESILIANT FLOORING

Supply and install Free-fit 18" tile (approximately 500 square feet) in rooms A and B with new 4" top-set rubber base. Existing flooring to be removed by others, includes transitions. Includes allowance for pulling and re-setting carpet tile.

6 ACCESS FLOORING

Allowance to remove and reinstall floor panels. Any new Krantz air diffusers are figured to come from attic stock.

7 PAINTING

Prime plus 2 finish coats, eggshell

8 FIRE SPRINKLERS

Move heads to accommodate new walls.

Page 1 of 4

RAPTOR ADDED SPACE

JOB #:
SITE: HANGAR 5 FIRST FLOOR - REVISED
AREA: 1,870
DATE: MAY 17, 2013

DESCRIPTION

9 PLUMBING

Floor drain at emergency shower. Fixtures to be supplied by tenant. Includes all rough-in for two sinks. Excludes pan and fixtures.

10 HVAC

Provided and install Hepa filter at 'tissue room'. Filter to be SAM MicroSound. Filter to be installed in existing t-bar ceiling. NO OTHER HVAC WORK IS INCLUDED FOR THIS.

11 ELECTRICAL

Relocate or add 17 each Owner Supplied floor boxes, add circuits as needed. 3 floor boxes per circuit per attached sketch. 6 new special, dedicated plugs, (single phase, 208 volt, 20 amp). 7 data chases, cable by others. NO NEW ELECTRICAL PANELS ARE INCLUDED FOR THIS WORK. ELECTRICAL FEEDS FIGURED TO COME FROM EXISTING PANELS. Includes an allowance to swap out 4 recessed indirect light fixtures with 4 prismatic lens fixtures. Includes cost to wire SAM Microsound fan. NO OTHER SCOPE IS INCLUDED FOR THIS WORK. FIRE ALARM IS FIGURED TO REMAIN AS IS. EXCLUDES LIGHTING CONTROL AND LIGHTING CONTROL PROGRAMMING.

Page 2 of 4

RAPTOR ADDED SPACE

DEVCON

JOB #:
SITE: HANGAR 5 FIRST FLOOR - REVISED
AREA: 1,870
DATE: MAY 17, 2013

DESCRIPTION

CONTRACTOR'S OVERHEAD AND PROFIT
3.00%

ARCHITECTURE AND ENGINEERING
1,500

TESTS/INSPECTIONS
NIC

PLANS & DELIVERY
Blue printing and over night costs.

PERMIT & FEES
These dollars are provided as allowance only. Permits and fees to be billed at cost.

CONTINGENCY
5%

ESCALATION
NIC

EXCLUSIONS

1 Overtime labor charges (including early am and weekend hours) are excluded from this proposal.
2 Permits, City Fees or any changes requested by the City of Novato and or Authorities Having Jurisdiction including North Marin Water district to be reimbursed at cost.
3 An allowance has been provided for architectural plans. If electrical plans are required, add $1,500
4 Structural engineering plans, calculations and/or fees.
5 Data/cabling and phone.
6 Excludes Security and Alarms.
7 System Furniture.
8 ADA Upgrades.
9 Excludes shower pan.
10 Excludes and interior or exterior side lites or glazing.
11 Excludes Fire Extinguisher cabinets.
12 Excludes any millwork.
13 Any Scope not called out in the clarifications above is excluded.

Page 3 of 4

RAPTOR ADDED SPACE

JOB #:
SITE: HANGAR 5 FIRST FLOOR - REVISED
AREA: 1,870
DATE: MAY 17, 2013

DESCRIPTION

Budget (Tenant Cost)

	ITEM	TOTAL	$/SF
1	SUPERVISION & LAYOUT	6,591	3.52
2	TEMPORARY FACILITIES	N/A	0.00
3	CLEAN-UP	500	0.27
4	DEMO/METAL STUDS & DRYWALL/TAPING/CEILINGS/DOORS	12,900	6.90
5	CARPET & RESILIANT FLOORING	3,520	1.88
6	ACCESS FLOORING	3,248	1.74
7	PAINTING	1,620	0.87
8	FIRE SPRINKLERS	800	0.43
9	PLUMBING	5,200	2.78
10	HVAC	2,500	1.34
11	ELECTRICAL	13,550	7.25
	SUB TOTAL	50,429	26.97
	CONTRACTORS O.H. & P	1,520	0.81
	ARCHITECTURE & ENGINEERING	1,500	0.80 ALLOWANCE
	TESTS/INSPECTIONS---->	-	0.00
	PLANS & DELIVERY>	500	0.27 ALLOWANCE
	PERMITS & FEES--> billed AS INCURRED	3,700	1.98 ALLOWANCE
	CONTINGENCY billED if INCURRED	2,534	1.36
	JOB TOTAL	60,183	32.18

Alternate 1 Not selected by Tenant

Cut new opening into existing wall and install a door salvaged from demolition. Includes patch and paint touch-up. 1,257 0.67

Page 4 of 4